Exhibit 99.1

Contacts:	Christian Harper
Weber Shandwick Worldwide
(212) 445-8135

charper@webershandwick.com

Dan Bustillos
TMP Worldwide
(212) 351-7084
dan.bustillos@tmp.com

TMP Worldwide Extends Employment Agreement

With Founder, Chairman and CEO Andrew J. McKelvey Through 2005

New York, June 3, 2002 - TMP Worldwide Inc. (NASDAQ: TMPW), the world’s leading supplier of human capital solutions, including the pre-eminent Internet career portal Monster®, today announced that its Board of Directors and Chairman and CEO Andrew J. McKelvey agreed to extend Mr. McKelvey’s employment agreement through May 15, 2005.

Under the terms of the agreement, at Mr. McKelvey’s request, his base salary has been reduced from $500,000 to $200,000 per year.  To partially offset the lower annual cash compensation and to provide Mr. McKelvey with a degree of liquidity, the Board of Directors also granted permission to Mr. McKelvey to enter into hedging transactions involving up to an aggregate 2.5 million shares of his personal holdings of TMP common stock.  Each hedging transaction, if executed, is currently anticipated to involve a three-year contract with a fixed collar established on the date the hedge is entered into, currently estimated to be set at a floor of 75% and a ceiling of 200% of the common stock price on the date of the hedge, although the terms may ultimately differ. The hedging transactions will permit cash settlement.

Mr. McKelvey is TMP Worldwide’s largest stockholder and owns more than 20 million shares or approximately 18% of the Corporation’s outstanding common stock.  Mr. McKelvey may access proceeds from the hedging transactions at any time up to the maturity date, and these proceeds will be used to reduce any debts Mr. McKelvey may have at that time. These hedging transactions are also separate from any personal common stock sales that Mr. McKelvey may make from time-to-time under his previously announced Rule 10b5-1 plan.

TMP is not a party to the hedging transactions.

“As the strongest believer in TMP Worldwide and as its largest shareholder, I have long expressed a desire to be compensated with a lower base salary in light of my  great personal stake in the success of the Company through stock ownership,” explained Mr. McKelvey.  “I want to assure our shareholders that my new contract underscores my continued and unwavering commitment to the future growth, prosperity and profitability of TMP Worldwide.”

About TMP Worldwide

Founded in 1967, TMP Worldwide Inc., with more than 10,000 employees in 32 countries, is the online recruitment leader, the world’s largest Recruitment Advertising agency network, and one of the world’s largest Executive Search & Executive Selection agencies.  TMP Worldwide, headquartered in New York, is also the world’s largest Yellow Pages advertising agency and a provider of direct marketing services.  The Company’s clients include more than 90 of the Fortune 100 and more than 490 of the Fortune 500 companies.  In June 2001, TMP Worldwide was added to the S&P 500 Index.  More information about TMP Worldwide is available at www.tmp.com.

Monster, headquartered in Maynard, Mass., is the leading global careers website, recording over 47 million unique visits during the month of April 2002 according to independent research conducted by I/PRO. Monster connects the most progressive companies with the most qualified career-minded individuals, offering innovative technology and superior services that give them more control over the recruiting process. The Monster global network consists of local content and language sites in the United States, United Kingdom, Australia, Canada, the Netherlands, Belgium, New Zealand, Singapore, Hong Kong, France, Germany, Ireland, Spain, Luxembourg, India, Italy, Sweden, Norway, Denmark, Switzerland, Finland and Scotland. Monster is the official online career management services sponsor of the 2002 Olympic Winter Games and 2002 and 2004 U.S. Olympic Teams.  More information about Monster is available at www.monster.com or by calling 1-800-MONSTER.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company’s strategic direction, prospects and future results.  Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.